Exhibit 10.1

EURONET WORLDWIDE, INC.

(a Delaware corporation)

$350,000,000

1.50% Convertible Senior Notes due 2044

PURCHASE AGREEMENT

Dated: October 30, 2014

EXECUTION VERSION

EURONET WORLDWIDE, INC.

(a Delaware corporation)

$350,000,000

1.50% Convertible Senior Notes due 2044

PURCHASE AGREEMENT

October 30, 2014

Merrill Lynch, Pierce, Fenner & Smith

                    Incorporated

Wells Fargo Securities, LLC

    as Representatives of the several

    Initial Purchasers to be named in the

    within-mentioned Purchase Agreement

c/o Merrill Lynch, Pierce, Fenner & Smith

                             Incorporated

One Bryant Park

New York, New York 10036

c/o Wells Fargo Securities, LLC

375 Park Avenue

New York, New York 10152

Ladies and Gentlemen:

Euronet Worldwide, Inc., a Delaware corporation (the “Company”), confirms its agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), Wells Fargo Securities, LLC (“Wells Fargo”) and each of the other Initial Purchasers named in Schedule A hereto (collectively, the “Initial Purchasers,” which term shall also include any initial purchaser substituted as hereinafter provided in Section 10 hereof), for whom Merrill Lynch and Wells Fargo are acting as Representatives (in such capacity, the “Representatives”), with respect to (i) the sale by the Company and the purchase by the Initial Purchasers, acting severally and not jointly, of the respective principal amounts set forth in said Schedule A of $350,000,000 aggregate principal amount of the Company’s 1.50% Convertible Senior Notes due 2044 (the “Firm Notes”) and (ii) the grant by the Company to the Initial Purchasers, acting severally and not jointly, of the option to purchase all or any part of an additional $52,500,000 aggregate principal amount of its 1.50% Convertible Senior Notes due 2044 (the “Optional Notes” and, together with the Firm Notes, the “Notes”) to cover overallotments. The Notes are to be issued pursuant to an indenture dated as of November 5, 2014 (the “Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

The Company understands that the Initial Purchasers propose to make an offering of the Notes on the terms and in the manner set forth herein and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Notes to purchasers (“Subsequent Purchasers”) at any time after this Agreement has been executed and delivered. The Notes are to be offered and sold through the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon exemptions therefrom. Pursuant to the terms of the Notes and the Indenture, investors that acquire Notes may only resell or otherwise transfer such Notes if such Notes are registered after the date hereof under the Securities Act or if an exemption from the registration requirements of the Securities Act is available (including the exemption afforded by Rule 144A (“Rule 144A”) of the rules and regulations promulgated under the Securities Act (the “Securities Act Regulations”) by the Securities and Exchange Commission (the “Commission”)).

The Notes will be convertible into fully paid, non-assessable shares of common stock, par value $0.02 per share, of the Company (the “Common Stock”) together with the rights (the “Rights”) evidenced by such Common Stock to the extent provided in the Rights Agreement dated as of March 26, 2013, between the Company and Computershare Trust Company, N.A. (the “Rights Agreement”). The Notes will be convertible initially at a conversion rate of 13.8534 shares per $1,000 principal amount of the Notes, on the terms, and subject to the conditions, set forth in the Indenture. As used herein, “Conversion Shares” means the shares of Common Stock and accompanying Rights into which the Notes are convertible. This Agreement, the Indenture and the Notes are referred to herein collectively as the “Operative Documents.”

The Company has prepared and delivered to each Initial Purchaser copies of a preliminary offering memorandum dated October 30, 2014 prior to the Applicable Time (as defined below) (the “Preliminary Offering Memorandum”) and has prepared and will deliver to each Initial Purchaser, on the date hereof or the next succeeding day, copies of a final offering memorandum dated October 30, 2014 (the “Final Offering Memorandum”), each for use by such Initial Purchaser in connection with its solicitation of purchases of, or offering of, the Notes. “Offering Memorandum” means, with respect to any date or time referred to in this Agreement, the most recent offering memorandum (whether the Preliminary Offering Memorandum or the Final Offering Memorandum, including, as may be applicable, any amendment or supplement to either such document), including exhibits thereto and any documents incorporated therein by reference, which has been prepared and delivered by the Company to the Initial Purchasers, in the case of the Preliminary Offering Memorandum prior to the Applicable Time, in connection with their solicitation of purchases of, or offering of, the Notes. The Company will prepare a final term sheet reflecting the final terms of the Notes, in the form set forth in Schedule B hereto (the “Final Term Sheet”), and will deliver such Final Term Sheet to the Initial Purchasers prior to the Applicable Time in connection with their solicitation of purchases of, or offering of, the Notes. The Company and the Representatives each agree that, unless it obtains the prior written consent of the other, it will not make any offer relating to the Notes by any written materials other than the Offering Memorandum and the Issuer Written Information. “Issuer Written Information” means (i) any writing intended for general distribution to investors as evidenced by its being specified in Schedule C hereto, including the Final Term Sheet, (ii) any “road show” that is a “written communication” within the meaning of the Securities Act, and (iii) any General Solicitation (as defined below) that is set forth on Schedule C hereto. “General Disclosure Package” means the Preliminary Offering Memorandum and any Issuer Written Information specified on Schedule C hereto and issued at or prior to 8:30 A.M., New York City time, on October 31, 2014 or such other time as agreed by the Company and the Representatives (such date and time, the “Applicable Time”).

All references in this Agreement to financial statements and schedules and other information which is “contained,” “described,” “included” or “stated” in the Offering Memorandum (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which are incorporated by reference in the Offering Memorandum; and all references in this Agreement to amendments or supplements to the Offering Memorandum shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is incorporated by reference in the Offering Memorandum.

SECTION 1. Representations and Warranties.

(a) Representations and Warranties by the Company. The Company represents and warrants to each Initial Purchaser as of the date hereof, and unless a representation or warranty set forth below is limited to a particular time or date, as of the Applicable Time, the Closing Time (as defined below) and any Date of Delivery (as defined below), and agrees with each Initial Purchaser, as follows (references in this Section 1 to the “Offering Memorandum” are to (x) the General Disclosure Package in the case of representations and warranties made as of the date hereof, and (y) the Final Offering Memorandum in the case of representations and warranties made as of the Closing Time):

(i) General Disclosure Package; Rule 144A Eligibility. The Company hereby confirms that it has authorized the use of the General Disclosure Package, including the Preliminary Offering Memorandum and the Final Term Sheet, and the Final Offering Memorandum in connection with the offer and sale of the Notes by the Initial Purchasers. The Notes are eligible for resale pursuant to Rule 144A and will not be, at the Closing Time, of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated interdealer quotation system.

(ii) No Registration Required; General Solicitation. Assuming the accuracy of the representations and warranties of each Initial Purchaser contained in Section 6 hereof and its compliance with the agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Notes to such Initial Purchaser, the offer, resale and delivery of the Notes by such Initial Purchaser and the conversion of the Notes into Conversion Shares, in each case in the manner contemplated by this Agreement, the Indenture and the Offering Memorandum, to register the Notes or the Conversion Shares under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). None of the Company or any of its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act (“Regulation D”)), has, directly or through an agent (except that the Company makes no representation or warranty as to any activity of the Initial Purchasers), engaged in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act Regulations (each, a “General Solicitation”) other than any General Solicitation used in accordance with Section 3(l) and set forth on Schedule C hereto, or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act in connection with the offering of the Notes or the Conversion Shares to the Initial Purchasers or any other person; the Company has not entered into any contractual arrangement with respect to the distribution of the Notes or the Conversion Shares except for this Agreement, and the Company will not enter into any such arrangement.

(iii) No Integration. None of the Company or any of its subsidiaries (other than with respect to the Initial Purchasers in connection with the transactions contemplated by this Agreement, about which no representation is made by the Company) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) that is or will be integrated with the sale of the Notes or the Conversion Shares in a manner that would require registration under the Securities Act of the Notes or the Conversion Shares.

(iv) Accurate Disclosure. Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the General Disclosure Package or the Final Offering Memorandum complied or will comply when it is filed in all material respects with the Exchange Act and the rules and regulations of the Commission thereunder. As of the Applicable Time, neither (A) the General Disclosure Package nor (B) any Issuer Written Information, when considered together with the General Disclosure Package, included, includes or will include an untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Final Offering Memorandum, as of its date, at the Closing Time or at any Date of Delivery, did not, does not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The documents incorporated or deemed to be incorporated by reference in the General Disclosure Package or the Final Offering Memorandum, when read together with the other information in the General Disclosure Package and the Final Offering Memorandum, as the case may be, did not, does not and will not as of the Applicable Time and the Closing Time contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

The representations and warranties in this subsection shall not apply to statements in or omissions from the General Disclosure Package or the Final Offering Memorandum made in reliance upon and in conformity with written information furnished to the Company by any Initial Purchaser through the Representatives expressly for use therein. For purposes of this Agreement, the only information so furnished shall be the information in the first paragraph under the heading “Plan of Distribution–Commissions and Discounts” and the information in the first paragraph under the heading “Plan of Distribution–Price Stabilization, Short Positions” (collectively, the “Initial Purchaser Information”).

(v) Offering Materials Furnished to Initial Purchasers. The Company has delivered to the Initial Purchasers the Preliminary Offering Memorandum and the General Disclosure Package, and promptly after the execution of this Agreement will deliver the Final Offering Memorandum, in each case, as amended or supplemented, in such quantities and at such places as the Initial Purchasers have reasonably requested.

(vi) Independent Accountants. KPMG LLP, who has expressed its opinion with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) of the Company included in or incorporated by reference in the General Disclosure Package and the Offering Memorandum, is an independent registered public accounting firm with respect to the Company and its subsidiaries within the meaning of the rules and regulations of the Commission and the Public Company Accounting Oversight Board and as required by the Securities Act and the Exchange Act.

(vii) Preparation of the Financial Statements; Non-GAAP Financial Measures. The financial statements included in or incorporated by reference in the General Disclosure Package and the Final Offering Memorandum, together with the related schedules and notes, present fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements have been prepared in conformity with generally accepted accounting principles as applied in the United States applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The financial data set forth in the General Disclosure Package and the Offering Memorandum under the captions “Summary—Summary of Historical Consolidated Financial Data” and “Capitalization” fairly present, in all material respects, the information set forth therein on a basis consistent with that of the audited financial statements contained in the Offering Memorandum. The Company’s ratios of earnings to fixed charges set forth in the Offering Memorandum have been calculated in compliance with Item 503(d) of Regulation S-K under the Securities Act. No financial statements of any other person would be required to be included in the Offering Memorandum if it were a registration statement under the Securities Act pursuant to Rule 3.05 of Regulation S-X and no pro forma financial statements of the Company would be required under Rule 11.01 thereof. All disclosures contained in the General Disclosure Package or the Final Offering Memorandum, or incorporated by reference therein, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply, in all material respects, with Regulation G of the Exchange Act and Item 10 under Regulation S-K of the Securities Act, to the extent applicable.

(viii) No Material Adverse Change. Except as otherwise disclosed in the General Disclosure Package (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), subsequent to the respective dates as of which information is given in the Offering Memorandum: (i) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business, operations or prospects, whether or not arising from transactions in the ordinary course of business, of the Company and its subsidiaries, considered as one entity (any such change is called a “Material Adverse Change”); (ii) the Company and its subsidiaries, considered as one entity, have not entered into any material transaction or agreement not in the ordinary course of business; and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Company or, except for dividends paid to the Company or other subsidiaries, any of its subsidiaries on any class of capital stock or repurchase or redemption by the Company or any of its subsidiaries of any class of capital stock.

(ix) Incorporation and Good Standing of the Company and its Subsidiaries. Each of the Company and its “significant subsidiaries” (as that term is defined in Rule 405 under the Securities Act) (each, a “Significant Subsidiary” and, collectively, the “Significant Subsidiaries”) has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the General Disclosure Package and the Offering Memorandum and, in the case of the Company, to enter into and perform its obligations under this Agreement. Each of the Company and each Significant Subsidiary is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Change. All of the issued and outstanding capital stock of each Significant Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim, except as disclosed in the Offering Memorandum. The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Schedule D hereto.

(x) Capitalization and Other Capital Stock Matters. The authorized, issued and outstanding capital stock of the Company is as set forth in the General Disclosure Package and the Offering Memorandum under the caption “Capitalization” (other than for (i) subsequent issuances, if any, pursuant to this Agreement or pursuant to reservations, agreements or employee benefit plans described in the General Disclosure Package and the Offering Memorandum, (ii) subsequent issuances, if any, upon exercise of outstanding options or warrants described in the General Disclosure Package and the Offering Memorandum or (iii) subsequent repurchases, if any, by the Company of its Common Stock pursuant to its stock repurchase program described in the General Disclosure Package and the Offering Memorandum). The Common Stock (including the Conversion Shares) conforms in all material respects to the description thereof contained in the Offering Memorandum. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with federal and state securities laws. None of the outstanding shares of Common Stock were issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company. There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company or any of its subsidiaries other than those described in all material respects in the Offering Memorandum. The description of the Company’s stock option, stock bonus and other stock plans or arrangements, and the options or other rights granted thereunder, set forth in the Offering Memorandum describes in all material respects such plans, arrangements, options and rights.

(xi) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by, and, assuming the due authorization, execution and delivery of this Agreement by the Representatives, is a valid and binding agreement of, the Company, enforceable in accordance with its terms, except as rights to indemnification hereunder may be limited by applicable law and except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(xii) Authorization of the Indenture. The Indenture has been duly authorized by the Company; on the Closing Time, the Indenture will have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of the Indenture by the Trustee, will constitute a legally valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles; and the Indenture conforms in all material respects to the description thereof contained in the Offering Memorandum.

(xiii) Authorization of the Notes. The Notes have been duly authorized by the Company; when the Notes are executed, authenticated and issued in accordance with the terms of the Indenture and delivered to and paid for by the Initial Purchasers pursuant to this Agreement at the Closing Time (assuming due authentication of the Notes by the Trustee), such Notes will constitute legally valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles; and the Notes will conform in all material respects to the description thereof contained in the Offering Memorandum.

(xiv) Authorization of the Conversion Shares. The shares of Common Stock initially issuable upon conversion of the Notes have been duly authorized and reserved and, when issued upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable, and the issuance of such shares will not be subject to any preemptive or similar rights. The Rights, if any, issuable upon conversion of the Notes have been duly authorized and, when and if issued upon conversion in accordance with the terms of the Notes and the Rights Agreement, will have been validly issued.

(xv) Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. Neither the Company nor any of its subsidiaries is in violation of its respective charter or by-laws or is in default (or, with the giving of notice or lapse of time, would be in default) (“Default”) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound or to which any of the property or assets of the Company or any of its subsidiaries is subject (each, an “Existing Instrument”), except for such Defaults as would not, individually or in the aggregate, result in a Material Adverse Change. Neither the Company nor any of its subsidiaries is in violation of any law, statute, rule, regulation, judgment, order, writ or decree of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company or any of its subsidiaries or any of their respective properties, assets or operations (each, a “Governmental Entity”), except for such violations that would not, singly or in the aggregate, result in a Material Adverse Change.

The Company’s execution, delivery and performance of the Operative Documents and consummation of the transactions contemplated thereby and by the General Disclosure Package and the Offering Memorandum (i) have been duly authorized by all necessary corporate action and will not result in any violation of the provisions of the charter or by-laws of the Company or any subsidiary, (ii) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument and (iii) will not result in any violation of any law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity applicable to the Company or any subsidiary, except for any such event or occurrence that would not, individually or in the aggregate, result in a Material Adverse Change. No consent, approval, authorization or other order of, or registration or filing with, any Governmental Entity is required for the Company’s execution, delivery and performance of the Operative Documents and consummation of the transactions contemplated thereby and by the General Disclosure Package and the Offering Memorandum, except such as have been obtained or made by the Company and are in full force and effect under the Securities Act, applicable state securities or blue sky laws and from the Financial Industry Regulatory Authority (“FINRA”). As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(xvi) No Material Actions or Proceedings. Except as disclosed in the General Disclosure Package and the Offering Memorandum, there are no legal or governmental actions, suits or proceedings pending or, to the Company’s knowledge, threatened (i) against or affecting the Company or any of its subsidiaries, (ii) which has as the subject thereof any officer or director of, or property owned or leased by, the Company or any of its subsidiaries or (iii) relating to environmental or discrimination matters, where in any such case (A) there is a reasonable possibility that such action, suit or proceeding might be determined adversely to the Company or such subsidiary and (B) any such action, suit or proceeding, if so determined adversely, would reasonably be expected to result in a Material Adverse Change or adversely affect the consummation of the transactions contemplated by this Agreement. No material labor dispute with the employees of the Company or any of its subsidiaries, or with the employees of any principal supplier of the Company, exists or, to the Company’s knowledge, is threatened or imminent.

(xvii) All Necessary Permits, etc. The Company and each subsidiary possess such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses, and neither the Company nor any subsidiary has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Change.

(xviii) Title to Properties. The Company and each of its subsidiaries have good and marketable title to all the properties and assets reflected as owned by each of them in the financial statements included or incorporated by reference in the General Disclosure Package and the Final Offering Memorandum, in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, claims and other defects, except as disclosed in the Offering Memorandum or except such as do not, singly or in the aggregate, materially and adversely affect the value of such property and do not, singly or in the aggregate, materially interfere with the use made or proposed to be made of such property by the Company or such subsidiary. The real property, improvements, equipment and personal property held under lease by the Company or any subsidiary are held under valid and enforceable leases, with such exceptions as are not material and do not, singly or in the aggregate, materially interfere with the use made or proposed to be made of such real property, improvements, equipment or personal property by the Company or such subsidiary.

(xix) Intellectual Property Rights. Except as otherwise disclosed in the General Disclosure Package and the Offering Memorandum, the Company and its subsidiaries own or possess sufficient trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) necessary to conduct their businesses as now conducted, except for such Intellectual Property Rights the absence of which would not result in a Material Adverse Change; and the expected expiration of any of such Intellectual Property Rights would not result in a Material Adverse Change. Neither the Company nor any of its subsidiaries has received any notice of infringement or conflict with asserted Intellectual Property Rights of others, which infringement or conflict, if the subject of an unfavorable decision, would result in a Material Adverse Change. The Company is not a party to or bound by any options, licenses or agreements with respect to the Intellectual Property Rights of any other person or entity that are required to be set forth in the Offering Memorandum if it were a registration statement on Form S-3 (including through incorporation by reference) and are not described in all material respects. None of the technology employed by the Company has been obtained or is being used by the Company in violation of any contractual obligation binding on the Company or, to the Company’s knowledge, any of its officers, directors or employees or otherwise in violation of the rights of any persons, except for any violation that would not result in a Material Adverse Change.

(xx) Accounting Controls and Disclosure Controls. The Company maintains a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as applied in the United States and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company and each of its subsidiaries maintain an effective system of disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.

(xxi) Tax Law Compliance. The Company and its consolidated subsidiaries have timely filed all required federal, state and foreign income and franchise and other material tax returns and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them, except to the extent that the failure to file or pay such taxes would not result in a Material Adverse Change.

(xxii) Insurance. Each of the Company and its subsidiaries are insured by recognized, financially sound and reputable institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses including, but not limited to, policies covering real and personal property owned or leased by the Company and its subsidiaries against theft, damage, destruction, acts of terrorism or vandalism, except where the failure to be so insured would not, individually or in the aggregate, result in a Material Adverse Change. The Company has no reason to believe that it or any subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Change.

(xxiii) Company Not Required to Register as an “Investment Company.” The Company has been advised of the rules and requirements under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Company is not, and, after receipt of payment for the Notes and application of the proceeds as described in the Offering Memorandum, will not be, required to register as an “investment company” within the meaning of the Investment Company Act and will conduct its business in a manner so that it will not become subject to the Investment Company Act.

(xxiv) No Price Stabilization or Manipulation. Without giving effect to purchases made on behalf of the Company by the Initial Purchasers and described in the Offering Memorandum, the Company has not taken and will not take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of the Notes, the Conversion Shares or any other security of the Company to facilitate the sale or resale of the Notes. The Company acknowledges that the Initial Purchasers may engage in stabilization transactions as described in the Offering Memorandum to the extent permitted by applicable law.

(xxv) Related Party Transactions. There are no business relationships or related-party transactions involving the Company or any subsidiary or any other person required to be described in the Offering Memorandum if it were a registration statement on Form S-3 (including through incorporation by reference) which have not been described in all material respects in accordance with the rules under the Securities Act.

(xxvi) ERISA Compliance. The Company and its subsidiaries and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”)) established or maintained by the Company, its subsidiaries or their “ERISA Affiliates” (as defined below) are in compliance in all material respects with ERISA, except where the failure to comply would not result in a Material Adverse Change. “ERISA Affiliate” means, with respect to the Company or a subsidiary, any member of any group of organizations described in Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (the “Code”) of which the Company or such subsidiary is a member. No “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates. No “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA). Neither the Company, its subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur (i) any liability under Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) any material liability under Sections 412, 4971, 4975 or 4980B of the Code. Each “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

(xxvii) Compliance with Laws. The Company has not been advised, and has no reason to believe, that it and each of its subsidiaries are not conducting business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business, except where failure to be so in compliance would not result in a Material Adverse Change. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(xxviii) Foreign Corrupt Practices Act and Unlawful Payments. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries (i) has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith; (iii) has violated or is in violation of any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption law; or (iv) has made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company and its subsidiaries have instituted, maintain and enforce, and will continue to maintain and enforce, policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

(xxix) Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Entity involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(xxx) OFAC. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, affiliate or representative of the Company or any of its subsidiaries is an individual or entity (“Person”) currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject of Sanctions; and the Company will not directly or indirectly use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any subsidiaries, joint venture partners or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(b) Officer’s Certificates. Any certificate signed by any officer of the Company or any of its subsidiaries delivered to the Representatives or to counsel for the Initial Purchasers shall be deemed a representation and warranty by the Company to each Initial Purchaser as to the matters covered thereby.

SECTION 2. Sale and Delivery to Initial Purchasers; Closing.

(a) Firm Notes. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Initial Purchaser, severally and not jointly, and each Initial Purchaser, severally and not jointly, agrees to purchase from the Company, at the price set forth in Schedule A, the aggregate principal amount of Firm Notes set forth in Schedule A, plus any additional principal amount of Firm Notes which such Initial Purchaser may become obligated to purchase pursuant to the provisions of Section 11 hereof, subject to such adjustments as the Representatives in their discretion shall make to ensure that any sales or purchases are in authorized denominations.

(b) Optional Notes. In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company hereby grants an option to the Initial Purchasers, severally and not jointly, to purchase the Optional Notes, at the price set forth in Schedule A during the 13-day period beginning on, and including, the first date of original issuance of the Firm Notes, in connection with the offering and distribution of the Firm Notes upon notice by the Representatives to the Company setting forth the amount of Optional Notes as to which the several Initial Purchasers are then purchasing and the time and date of payment and delivery for such Optional Notes. Any such time and date of delivery (a “Date of Delivery”) shall be determined by the Representatives, but shall not be later than seven full business days after the exercise of said option, nor in any event prior to the Closing Time. If the option is exercised as to all or any portion of the Optional Notes, each of the Initial Purchasers, acting severally and not jointly, will purchase that proportion of the total principal amount of Optional Notes then being purchased which the number of Firm Notes set forth in Schedule A opposite the name of such Initial Purchaser bears to the total principal amount of Firm Notes, subject in each case to such adjustments as the Representatives in their discretion shall make to ensure that any sales or purchases are in authorized denominations.

(c) Payment. Payment of the purchase price for, and delivery of the Firm Notes (which shall be represented by one or more definitive global securities in book-entry form that will be deposited by or on behalf of the Company with the DTCC (as defined below) or its designated custodian) shall be made at the offices of Davis Polk & Wardwell LLP, or at such other place as shall be agreed upon by the Representatives and the Company, at 9:00 A.M. (New York City time) on the third (fourth, if the pricing occurs after 4:30 P.M. (New York City time) on any given day) business day after the date hereof (unless postponed in accordance with the provisions of Section 11), or such other time not later than ten business days after such date as shall be agreed upon by the Representatives and the Company (such time and date of payment and delivery being herein called “Closing Time”).

In addition, in the event that any or all of the Optional Notes are purchased by the Initial Purchasers, payment of the purchase price for, and delivery of, such Optional Notes (which shall be represented by one or more definitive global securities in book-entry form that will be deposited by or on behalf of the Company with the DTCC or its designated custodian) shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Representatives and the Company, on each Date of Delivery as specified in the notice from the Representatives to the Company.

Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the Representatives for the respective accounts of the Initial Purchasers of certificates for the Notes to be purchased by them. It is understood that each Initial Purchaser has authorized the Representatives, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Firm Notes and the Optional Notes, if any, which it has agreed to purchase. Merrill Lynch, individually and not as representative of the Initial Purchasers, may (but shall not be obligated to) make payment of the purchase price for the Firm Notes or the Optional Notes, if any, to be purchased by any Initial Purchaser whose funds have not been received by the Closing Time or the relevant Date of Delivery, as the case may be, but such payment shall not relieve such Initial Purchaser from its obligations hereunder.

SECTION 3. Covenants of the Company. The Company covenants with each Initial Purchaser as follows:

(a) Delivery of Offering Memorandum. The Company has delivered to each Initial Purchaser, without charge, as many copies of the Preliminary Offering Memorandum (as amended or supplemented) thereto and documents incorporated by reference therein as such Initial Purchaser reasonably requested, and the Company hereby consents to the use of such copies in the manner contemplated by the Offering Memorandum and this Agreement. The Company will furnish to each Initial Purchaser, without charge, such number of copies of the Final Offering Memorandum thereto and documents incorporated by reference therein as such Initial Purchaser may reasonably request.

(b) Notice and Effect of Material Events. If at any time prior to the earlier of nine months after the date hereof or the completion of resales of the Notes by the Initial Purchasers, any event shall occur or condition shall exist as a result of which it is necessary, based on advice of counsel for the Initial Purchasers or for the Company, to amend or supplement the General Disclosure Package or the Final Offering Memorandum in order that the General Disclosure Package or the Final Offering Memorandum, as the case may be, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a Subsequent Purchaser, the Company will promptly give the Representatives notice of such event and prepare any amendment or supplement as may be necessary to correct such statement or omission and furnish to the Representatives for review a copy of each such proposed amendment or supplement; and the Company shall not distribute such proposed amendment or supplement to which the Representatives shall reasonably object.

(c) Reporting Requirements. Until the completion of the initial resales of the Notes by the Initial Purchasers, the Company will file all documents required to be filed with the Commission pursuant to the Exchange Act within the time periods required by the Exchange Act and the rules and regulations of the Commission thereunder. The Company has given the Representatives notice of any filings made pursuant to the Exchange Act or the rules and regulations of the Commission thereunder within 48 hours prior to the Applicable Time; the Company will give the Representatives notice of its intention to make any such filing from the Applicable Time to the Closing Time and will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing, as the case may be, and will not file, except with respect to any document that counsel has advised the Company is required to be filed under the Exchange Act or the rules and regulations of the Commission thereunder and that does not relate to the Notes, or use any such document to which the Representatives or counsel for the Initial Purchasers shall reasonably object.

(d) Foreign Securities Law Qualifications. Subject to Section 6(a)(i), the Company will use its best efforts, in cooperation with the Initial Purchasers, to qualify the Notes for offering and sale under the applicable securities laws of such foreign jurisdictions as the Representatives may reasonably request and to maintain such qualifications in effect so long as required to complete the distribution of the Notes; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(e) Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Notes in the manner specified in the General Disclosure Package and the Final Offering Memorandum under “Use of Proceeds.”

(f) DTCC. The Company will cooperate with the Initial Purchasers and use its reasonable best efforts to permit the Notes to be eligible for clearance and settlement through the facilities of The Depository Trust & Clearing Corporation (“DTCC”).

(g) Future Reports to the Representatives. During the period of five years after the Closing Time, the Company will furnish to the Representatives, (i) as soon as practicable after the end of each fiscal year, copies of the annual report of the Company containing the balance sheet of the Company as of the close of such fiscal year and statements of income, stockholders’ equity and cash flows for the year then ended and the opinion thereon of the Company’s independent public or certified public accountants; (ii) as soon as practicable after the filing thereof, copies of each proxy statement, Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other report filed by the Company with the Commission, FINRA or any securities exchange; and (iii) as soon as available, copies of any report or communication of the Company mailed generally to holders of its capital stock; provided that if any of the foregoing documents are filed or furnished on EDGAR or posted on its website, the requirements of this paragraph will be deemed to be satisfied by the Company notifying the Representatives of such filing, furnishing or posting, as the case may be.

(h) Investment Limitation. The Company shall not invest or otherwise use the proceeds received by the Company from its sale of the Notes in such a manner as would require the Company or any of its subsidiaries to register as an investment company under the Investment Company Act.

(i) No Manipulation of Price. The Company will not take, directly or indirectly, any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any securities of the Company.

(j) Listing. The Company will use its reasonable best efforts to effect and maintain the listing of the Conversion Shares on the Nasdaq Global Select Market.

(k) Restriction on Sale of Notes. During a period of 60 days from the date of the Final Offering Memorandum, the Company will not, without the prior written consent of the Representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) the Notes and the Conversion Shares to be sold hereunder, (B) any shares of Common Stock issued by the Company upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and referred to in the General Disclosure Package and the Final Offering Memorandum, (C) any shares of Common Stock issued or options to purchase Common Stock granted pursuant to existing employee benefit plans of the Company referred to in the General Disclosure Package and the Final Offering Memorandum, (D) any shares of Common Stock issued pursuant to any non-employee director stock plan or dividend reinvestment plan referred to in the General Disclosure Package and the Final Offering Memorandum, or (E) up to an aggregate of 3.0 million shares of Common Stock in connection with any acquisition of businesses made by the Company.

(l) General Solicitation. The Company will not make, prepare, use, authorize, approve or distribute any General Solicitation other than those General Solicitations that are set forth on Schedule C hereto.

SECTION 4. Payment of Expenses.

(a) Expenses. The Company will pay or cause to be paid all expenses incident to the performance of their obligations under this Agreement, including (i) preparation, issuance and delivery of the Notes to the Initial Purchasers and the Conversion Shares issuable upon conversion thereof and any charges of DTCC in connection therewith, (ii) the fees and disbursements of the Company’s counsel, accountants and other advisors, (iii) the qualification of the Notes under foreign securities laws in accordance with the provisions of Section 3(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection therewith and in connection with the preparation of the survey of applicable foreign securities laws and any supplement thereto (including, in an amount not to exceed $10,000, the preparation of any Canadian wrapper by special Canadian counsel for the Initial Purchasers), (iv) the preparation, printing and delivery to the Initial Purchasers of copies of each Preliminary Offering Memorandum, any Issuer Written Information, the Final Term Sheet and the Final Offering Memorandum and any amendments or supplements thereto and any costs associated with electronic delivery of any of the foregoing by the Initial Purchasers to investors, (v) all fees and expenses of the Trustee and any expenses of any transfer agent or registrar for the Notes or the Conversion Shares, (vi) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Notes, including without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of aircraft and other transportation chartered in connection with the road show and (vii) the fees and expenses incurred in connection with the listing of the Common Stock issuable upon conversion of the Notes on the Nasdaq Global Select Market.

(b) Termination of Agreement. If this Agreement is terminated by the Representatives in accordance with the provisions of Section 5 or Section 10(a)(i) or (iii) hereof, the Company shall reimburse the Initial Purchasers for all of their reasonable, documented, out-of-pocket expenses including the reasonable fees and disbursements of counsel for the Initial Purchasers.

SECTION 5. Conditions of the Obligations of the Initial Purchasers. The obligations of the several Initial Purchasers hereunder are subject to the accuracy of the representations and warranties of the Company contained herein or in certificates of any officer of the Company or any of its subsidiaries, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a) Opinion of Counsel for Company. At the Closing Time, the Representatives shall have received (i) the favorable opinion, dated the Closing Time, of Stinson Leonard Street LLP, counsel for the Company, to the effect set forth in Exhibit A-1 hereto, (ii) the favorable opinion, dated the Closing Time, of Hogan Lovells US LLP, special counsel for the Company, to the effect set forth in Exhibit A-2 hereto and (iii) the favorable opinion, dated the Closing Time, of the General Counsel of the Company, to the effect set forth in Exhibit A-3 hereto, in each case in form and substance reasonably satisfactory to counsel for the Initial Purchasers, together with signed or reproduced copies of such letter for each of the other Initial Purchasers and to such further effect as counsel to the Initial Purchasers may reasonably request. In giving such opinions such counsel or the General Counsel may rely upon the opinions of counsel reasonably satisfactory to counsel for the Initial Purchasers. Such counsel or the General Counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers and other representatives of the Company and its subsidiaries and certificates of public officials.

(b) Opinion of Counsel for Initial Purchasers. At the Closing Time, the Representatives shall have received the favorable opinion, dated the Closing Time, of Davis Polk & Wardwell LLP, counsel for the Initial Purchasers, together with signed or reproduced copies of such letter for each of the other Initial Purchasers in form and substance reasonably satisfactory to the Representatives. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York, the General Corporation Law of the State of Delaware and the federal securities laws of the United States, upon the opinions of counsel reasonably satisfactory to the Representatives. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers and other representatives of the Company and its subsidiaries and certificates of public officials.

(c) Officers’ Certificate. At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the General Disclosure Package or the Final Offering Memorandum, a Material Adverse Change, and the Representatives shall have received a certificate of the Chief Executive Officer or the President of the Company and of the Chief Financial or Chief Accounting Officer of the Company, dated the Closing Time, to the effect that (i) there has been no such Material Adverse Change, (ii) the representations and warranties of the Company in this Agreement are true and correct with the same force and effect as though expressly made at and as of the Closing Time and (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time.

(d) Accountant’s Comfort Letter. At the time of the execution of this Agreement, the Representatives shall have received from KPMG LLP a letter, dated such date, in form and substance reasonably satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Initial Purchasers containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Offering Memorandum.

(e) Bring-down Comfort Letter. At the Closing Time, the Representatives shall have received from KPMG LLP a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (d) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

(f) Lock-up Agreements. On or prior to the date hereof, the Company shall have furnished to the Representatives an agreement in the form of Exhibit B hereto from each of the executive officers and directors of the Company, and each such agreement shall be in full force and effect at the Closing Time and on any Delivery Date.

(g) Approval of Listing. At the Closing Time, the Conversion Shares shall have been approved for listing on the Nasdaq Global Select Market, subject only to official notice of issuance.

(h) Maintenance of Rating. Since the execution of this Agreement, there shall not have been any decrease in or withdrawal of the rating of any securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act) or any notice given of any intended or potential decrease in or withdrawal of any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(i) Conditions to Purchase of Optional Notes. In the event that the Initial Purchasers exercise their option provided in Section 2(b) hereof to purchase all or any portion of the Optional Notes, the representations and warranties of the Company contained herein and the statements in any certificates furnished by the Company and any of its subsidiaries hereunder shall be true and correct as of each Date of Delivery and, at the relevant Date of Delivery, the Representatives shall have received:

(i) Opinion of Counsel for Company. If requested by the Representatives, the favorable opinion of Stinson Leonard Street LLP, counsel for the Company, and Hogan Lovells US LLP, special counsel for the Company, and the General Counsel of the Company, in each case in form and substance reasonably satisfactory to counsel for the Initial Purchasers, dated such Date of Delivery, relating to the Optional Notes to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(a) hereof.

(ii) Opinion of Counsel for Initial Purchasers. If requested by the Representatives, the favorable opinion of Davis Polk & Wardwell LLP, counsel for the Initial Purchasers, dated such Date of Delivery, relating to the Optional Notes to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(b) hereof.

(iii) Officers’ Certificate. A certificate, dated such Date of Delivery, of the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company confirming that the certificate delivered at the Closing Time pursuant to Section 5(c) hereof remains true and correct as of such Date of Delivery.

(iv) Bring-down Comfort Letter. If requested by the Representatives, a letter from KPMG LLP, in form and substance reasonably satisfactory to the Representatives and dated such Date of Delivery, substantially in the same form and substance as the letter furnished to the Representatives pursuant to Section 5(d) hereof, except that the “specified date” in the letter furnished pursuant to this paragraph shall be a date not more than three business days prior to such Date of Delivery.

(j) Additional Documents. At the Closing Time and at each Date of Delivery (if any), counsel for the Initial Purchasers shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Notes as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Notes as herein contemplated shall be reasonably satisfactory in form and substance to the Representatives and counsel for the Initial Purchasers.

(k) Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement, or, in the case of any condition to the purchase of Optional Notes on a Date of Delivery which is after the Closing Time, the obligations of the several Initial Purchasers to purchase the relevant Optional Notes, may be terminated by the Representatives by notice to the Company at any time at or prior to Closing Time or such Date of Delivery, as the case may be, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 7, 8, 9, 14, 15, 16 and 17 shall survive any such termination and remain in full force and effect.

SECTION 6. Subsequent Offers and Resales of the Notes.

(a) Offer and Sale Procedures. Each of the Initial Purchasers and the Company hereby establish and agree to observe the following procedures in connection with the offer and sale of the Notes:

(i) Offers and Sales. Offers and sales of the Notes shall be made to such persons and in such manner as is contemplated by the Offering Memorandum. Each Initial Purchaser severally agrees that it will not offer, sell or deliver any of the Notes in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof, and that it will take at its own expense whatever action is required to permit its purchase and resale of the Notes in such jurisdictions. The Company has not entered into any contractual arrangement, other than this Agreement, with respect to the distribution of the Notes or the Common Stock issuable upon conversion of the Notes and the Company will not enter into any such arrangement except as contemplated thereby.

(ii) No Public Offering. The Notes will not be offered or sold in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

(iii) Legends. Each of the Notes will bear, to the extent applicable, the legend contained in “Notice to Investors” in the General Disclosure Package and the Final Offering Memorandum for the time period and upon the other terms stated therein.

(iii) Minimum Principal Amount. No sale of the Notes to any one Subsequent Purchaser will be for less than U.S. $1,000 principal amount and no Security will be issued in a smaller principal amount. If the Subsequent Purchaser is a non-bank fiduciary acting on behalf of others, each person for whom it is acting must purchase at least U.S. $1,000 principal amount of the Notes.

(b) Covenants of the Company. The Company covenants with each Initial Purchaser as follows:

(i) Integration. The Company agrees that it will not and will cause its Affiliates not to, directly or indirectly, solicit any offer to buy, sell or make any offer or sale of, or otherwise negotiate in respect of, securities of the Company of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act Regulations, such offer or sale would render invalid (for the purpose of (i) the sale of the offered Notes by the Company to the Initial Purchasers, (ii) the resale of the offered Notes by the Initial Purchasers to Subsequent Purchasers or (iii) the resale of the offered Notes by such Subsequent Purchasers to others) the exemption from the registration requirements of the Securities Act provided by, in the case of sales of Notes to the Initial Purchasers, Section 4(a)(2) thereof or, in the case of resales by the Initial Purchasers or Subsequent Purchasers, by Rule 144A.

(ii) Rule 144A Information. The Company agrees that, in order to render the offered Notes eligible for resale pursuant to Rule 144A, while any of the offered Notes remain outstanding, it will make available, upon request, to any holder of offered Notes or prospective purchasers of Notes the information specified in Rule 144A(d)(4), unless the Company furnishes information to the Commission pursuant to Section 13 or 15(d) of the Exchange Act.

(iii) Restriction on Repurchases. Until the expiration of one year after the original issuance of the offered Notes, the Company will not, and will cause its Affiliates not to, resell any offered Notes which are “restricted securities” (as such term is defined under Rule 144(a)(3)), whether as beneficial owner or otherwise (except as agent acting as a securities broker on behalf of and for the account of customers in the ordinary course of business in unsolicited broker’s transactions).

(c) Representations, Warranties and Agreements of the Initial Purchasers. Each Initial Purchaser severally and not jointly represents and warrants to, and agrees with, the Company that it is a Qualified Institutional Buyer and an “accredited investor” within the meaning of Rule 501(a) under the Securities Act Regulations. Each Initial Purchaser understands that the Notes have not been and will not be registered under the Securities Act and may not be sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Each Initial Purchaser severally represents and agrees that it has not sold, and will not sell, any Notes constituting part of its allotment except in accordance with Rule 144A. Each Initial Purchaser severally represents and agrees that neither it nor any person acting on its behalf has made or will make offers or sales of the Notes in any manner involving a public offering in the United States within the meaning of Section 4(a)(2) of the Securities Act. Each Initial Purchaser will take reasonable steps to inform, and cause each of its affiliates (as such term is defined in Rule 501(b) under the Securities Act Regulations (each, an “Affiliate”)) to take reasonable steps to inform, persons acquiring Notes from such Initial Purchaser or Affiliate, as the case may be, in the United States that the Notes (A) have not been and will not be registered under the Securities Act, (B) are being sold to them without registration under the

Securities Act in reliance on Rule 144A and (C) may not be sold or otherwise transferred except (1) to the Company or one of its subsidiaries, (2) under a registration statement that has been declared effective under the Securities Act, (3) to a person whom the seller reasonably believes is a Qualified Institutional Buyer that is purchasing such Securities for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A, all in compliance with Rule 144A, or (4) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available).

SECTION 7. Indemnification.

(a) Indemnification of Initial Purchasers. The Company agrees to indemnify and hold harmless each Initial Purchaser, its Affiliates, its officers, employees, selling agents and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act as follows:

(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact included in any Preliminary Offering Memorandum, the Final Offering Memorandum, the information contained in the Final Term Sheet, any Issuer Written Information or any other information used by or on behalf of the Company in connection with the offer or sale of the Notes (or any amendment or supplement to the foregoing) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 7(d) below) any such settlement is effected with the written consent of the Company;

(iii) against any and all expense whatsoever, as incurred (including the reasonable fees and disbursements of counsel chosen by the Representatives), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in any Preliminary Offering Memorandum or the Final Offering Memorandum (or any amendment or supplement to the foregoing) in reliance upon and in conformity with the Initial Purchaser Information.

(b) Indemnification of Company, Directors, Officers and Employees. Each Initial Purchaser severally agrees to indemnify and hold harmless the Company, its directors, its officers, its employees and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in any Preliminary Offering Memorandum or the Final Offering Memorandum (or any amendment or supplement to the foregoing) in reliance upon and in conformity with the Initial Purchaser Information.

(c) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with local counsel), approved by the indemnifying party (the Representatives in the case of Section 7(b) and Section 8), representing the indemnified parties who are parties to such action) or (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 7 or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 45 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

SECTION 8. Contribution. If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Initial Purchasers, on the other hand, from the offering of the Notes pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and of the Initial Purchasers, on the other hand, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company, on the one hand, and the Initial Purchasers, on the other hand, in connection with the offering of the Notes pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Notes pursuant to this Agreement (before deducting expenses) received by the Company, on the one hand, and the total discounts and commissions received by the Initial Purchasers, on the other hand, bear to the aggregate initial offering price of the Notes as set forth on the cover of the Final Offering Memorandum.

The relative fault of the Company, on the one hand, and the Initial Purchasers, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 8. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 8 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Notes purchased by it and distributed to the public were offered to the public exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 8, each officer of an Initial Purchaser, each employee of an Initial Purchaser and each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each Initial Purchaser’s Affiliates and selling agents shall have the same rights to contribution as such Initial Purchaser, and each director of the Company, each officer of the Company, each employee of the Company and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company. The Initial Purchasers’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the aggregate principal amount of Firm Notes set forth opposite their respective names in Schedule A hereto and not joint.

SECTION 9. Representations, Warranties and Agreements to Survive. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries submitted pursuant hereto, shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Initial Purchaser or its Affiliates or selling agents, any person controlling any Initial Purchaser, its officers or directors or any person controlling the Company and (ii) delivery of and payment for the Notes.

SECTION 10. Termination of Agreement.

(a) Termination. The Representatives may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time (i) if there has been, in the judgment of the Representatives, since the time of execution of this Agreement or since the respective dates as of which information is given in the General Disclosure Package or the Final Offering Memorandum, any Material Adverse Change, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the completion of the offering or to enforce contracts for the sale of the Notes, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the Nasdaq Global Select Market, or (iv) if trading generally on the New York Stock Exchange or in the Nasdaq Global Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by order of the Commission, FINRA or any other governmental authority, or (v) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (vi) if a banking moratorium has been declared by either Federal or New York authorities.

(b) Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 7, 8, 9, 14, 15, 16 and 17 shall survive such termination and remain in full force and effect.

SECTION 11. Default by One or More of the Initial Purchasers. If one or more of the Initial Purchasers shall fail at the Closing Time or a Date of Delivery to purchase the Notes which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Initial Purchasers, or any other initial purchasers, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then:

(i) if the number of Defaulted Securities does not exceed 10% of the aggregate principal amount of the Notes to be purchased on such date, each of the non-defaulting Initial Purchasers shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective purchase obligations hereunder bear to the purchase obligations of all non-defaulting Initial Purchasers, or

(ii) if the number of Defaulted Securities exceeds 10% of the aggregate principal amount of the Notes to be purchased on such date, this Agreement or, with respect to any Date of Delivery which occurs after the Closing Time, the obligation of the Initial Purchasers to purchase, and the Company to sell, the Optional Notes to be purchased and sold on such Date of Delivery, shall terminate without liability on the part of any non-defaulting Initial Purchaser.

No action taken pursuant to this Section shall relieve any defaulting Initial Purchaser from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement or, in the case of a Date of Delivery which is after the Closing Time, which does not result in a termination of the obligation of the Initial Purchasers to purchase and the Company to sell the relevant Optional Notes, as the case may be, either the (i) Representatives or (ii) the Company shall have the right to postpone Closing Time or the relevant Date of Delivery, as the case may be, for a period not exceeding seven days in order to effect any required changes in the General Disclosure Package or the Final Offering Memorandum or in any other documents or arrangements. As used herein, the term “Initial Purchaser” includes any person substituted for an Initial Purchaser under this Section 11.

SECTION 12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Initial Purchasers shall be directed as follows:

If to the Representatives:

Merrill Lynch, Pierce, Fenner & Smith

                    Incorporated

One Bryant Park

New York, New York 10036

Attention: Syndicate Department (facsimile: (646) 855-3073)

With a copy to: ECM Legal (facsimile: (212) 230-8730)

Wells Fargo Securities, LLC

375 Park Avenue

New York, New York 10152

Attention: Syndicate

with a copy to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Facsimile: (212) 450-4111

Attention: Michael Kaplan, Esq.

If to the Company:

Euronet Worldwide, Inc.

4601 College Boulevard

Leawood, Kansas 66211

Facsimile: (913) 327-1921

Attention: General Counsel

with a copy to:

Stinson Leonard Street LLP

1201 Walnut Street

Suite 2900

Kansas City, Kansas 64106

Facsimile: (816) 691-3495

Attention: John Granda, Esq.

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004

Facsimile: (202) 637-5910

Attention: Eve N. Howard, Esq.

SECTION 13. No Advisory or Fiduciary Relationship. The Company acknowledges and agrees that (a) the purchase and sale of the Notes pursuant to this Agreement, including the determination of the initial offering price of the Notes and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Initial Purchasers, on the other hand, (b) in connection with the offering of the Notes and the process leading thereto, each Initial Purchaser is and has been acting solely as a principal and is not the agent or fiduciary of the Company, any of its subsidiaries or their respective stockholders, creditors, employees or any other party, (c) no Initial Purchaser has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering of the Notes or the process leading thereto (irrespective of whether such Initial Purchaser has advised or is currently advising the Company or any of its subsidiaries on other matters) and no Initial Purchaser has any obligation to the Company with respect to the offering of the Notes except the obligations expressly set forth in this Agreement, (d) the Initial Purchasers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and (e) the Initial Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to the offering of the Notes and the Company has consulted its own respective legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

SECTION 14. Parties. This Agreement shall each inure to the benefit of and be binding upon the Initial Purchasers and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchasers and the Company and their respective successors and the controlling persons and officers, employees and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchasers and the Company and their respective successors, and said controlling persons and officers, employees and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

SECTION 15. Trial by Jury. The Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) and each of the Initial Purchasers hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 16. GOVERNING LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

SECTION 17. Consent to Jurisdiction; Waiver of Immunity. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) shall be instituted in (i) the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan or (ii) the courts of the State of New York located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of the Specified Courts in any Related Proceedings. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any Related Proceeding brought in any Specified Court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Related Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 18. TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

SECTION 20. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Initial Purchasers and the Company in accordance with its terms.

Very truly yours,

EURONET WORLDWIDE, INC.

By	/s/ Rick L. Weller

	Name:	Rick L. Weller
	Title:	Executive Vice President and
Chief Financial Officer

CONFIRMED AND ACCEPTED, as of the date first above written:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By	/s/ Iam Simmonds

Authorized Signatory

WELLS FARGO SECURITIES, LLC

By:	WELLS FARGO SECURITIES, LLC

By	/s/ David Herman

Authorized Signatory

For themselves and as Representatives of the other Initial Purchasers named in Schedule A hereto.

SCHEDULE A

The initial offering price of the Notes shall be 100% of the principal amount thereof, plus accrued interest, if any, from the date of issuance.

The purchase price to be paid by the Initial Purchasers for the Notes shall be 97.4503% of the principal amount thereof.

The interest rate on the Notes shall be 1.50% per annum.

Name of Initial Purchaser	Principal Amount of Securities
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$154,430,000
Wells Fargo Securities, LLC	$154,430,000
BMO Capital Markets Corp.	$34,317,000
U.S. Bancorp Investments, Inc.	$6,823,000
Total	$350,000,000

Sch A-1

SCHEDULE B

Final Term Sheet

PRICING TERM SHEET	Strictly Confidential
Dated as of October 30, 2014

Euronet Worldwide, Inc.

1.50% Convertible Senior Notes due 2044

The information in this pricing term sheet relates to Euronet Worldwide, Inc.’s offering (the “Offering”) of its 1.50% Convertible Senior Notes due 2044 (the “Notes”) and should be read together with the preliminary offering memorandum dated October 30, 2014 (including the documents incorporated by reference therein) relating to the Offering (the “Preliminary Offering Memorandum”). The information in this pricing term sheet supersedes the information in the Preliminary Offering Memorandum to the extent that it is inconsistent therewith. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum. Terms used but not defined herein have the meanings ascribed to them in the Preliminary Offering Memorandum.

Issuer:	Euronet Worldwide, Inc. (NASDAQ: EEFT)

Securities Offered:	1.50% Convertible Senior Notes due 2044

Offering Size:	$350,000,000 aggregate principal amount (or $402,500,000 aggregate principal amount if the initial purchasers exercise their option to purchase additional Notes in full)

Issue Price:	100% of the principal amount, plus accrued interest, if any, from the Settlement Date

Use of Proceeds:

The Issuer estimates that the proceeds from the Offering will be approximately $340.8 million (or $392.0 million if the initial purchasers exercise their option to purchase additional Notes in full), after deducting fees and estimated expenses.

The Issuer expects to use a portion of the net proceeds from the Offering to fund the repurchase of approximately $65 million of its common stock concurrently with the pricing of the Offering in privately negotiated transactions effected through the initial purchasers or their affiliates as agents of the Issuer at a purchase price per share equal to the closing price per share on the pricing date, which was $53.47. The Issuer expects to use the remaining net proceeds, including from the potential exercise of the initial purchasers’ option to purchase additional Notes, to repay borrowings outstanding under its revolving credit facility, which had an outstanding balance of $293.1 million as of October 30, 2014, and any remaining net proceeds for general corporate purposes, which may include additional share repurchases or acquisitions. See “Use of Proceeds” in the Preliminary Offering Memorandum.

Maturity:	October 1, 2044, unless earlier purchased, redeemed or converted

Interest Rate:	1.50% per annum payable semiannually in arrears in cash

Interest Payment Dates:	April 1 and October 1, beginning April 1, 2015

Sch B - 1

Contingent Interest:	Beginning with the six-month interest period commencing on October 1, 2020, the Issuer will pay contingent interest on the Notes during any six-month interest period if the trading price per $1,000 principal amount of the Notes for each of the five trading days immediately preceding the first day of such six-month period equals or exceeds $1,200. During any six-month interest period in which contingent interest is payable, the contingent interest payable per $1,000 principal amount of Notes will equal the product of (i) 0.50% per annum and (ii) the average trading price of $1,000 principal amount of Notes during the five trading days immediately preceding the first day of the applicable six-month interest period and will be payable in the same manner, at the same time and upon the same terms as regular interest payable on the Notes. Any contingent interest payable on the Notes will be in addition to the regular interest payable on the Notes.

Optional Redemption:	The Issuer may not redeem the Notes prior to April 5, 2018. The Issuer may redeem for cash all or part of the Notes, at its option, (i) on or after April 1, 2018 if the closing sale price of its common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Issuer provides notice of redemption and (ii) on or after October 5, 2020 and prior to the maturity date, regardless of the foregoing sale price condition. In each case, the redemption price will equal 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the Notes.

Repurchase of Notes on Certain Dates:	Holders of Notes may require the Issuer to repurchase for cash all or any portion of their Notes on each of October 1, 2020, October 1, 2024, October 1, 2029, October 1, 2034 and October 1, 2039 at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding the relevant repurchase date.

NASDAQ Last Reported Sale Price on October 30, 2014:	$53.47 per share of common stock

Initial Conversion Rate:	13.8534 shares of common stock per $1,000 principal amount of Notes

Initial Conversion Price:	Approximately $72.18 per share of common stock

Conversion Premium:	Approximately 35% above the NASDAQ Last Reported Sale Price on October 30, 2014

Make Whole Premium Upon Conversion Upon a Make Whole Adjustment Event:	If certain corporate events as described in the Preliminary Offering Memorandum occur at any time prior to October 5, 2020, which is referred to as a “make whole adjustment event,” the conversion rate for any Notes converted following such make-whole adjustment event will, in certain circumstances and for a limited period of time, be increased by a number of additional shares of common stock. The number of additional shares will be determined by reference to the following table and is based on the effective date of such make whole adjustment event and the applicable “stock price” (as defined in the Preliminary Offering Memorandum) per share of common stock for the make whole adjustment event:

Sch B - 2

	Stock Price
Effective Date	$53.47	$55.00	$60.00	$65.00	$70.00	$72.18	$80.00	$90.00	$93.84	$100.00	$120.00	$140.00	$160.00
November 5, 2014	4.8486	4.5509	3.7232	3.0734	2.5579	2.3667	1.8124	1.3206	1.1775	0.9874	0.5925	0.3864	0.2693
October 1, 2015	4.8486	4.3184	3.4738	2.8152	2.2973	2.1068	1.5604	1.0879	0.9539	0.7790	0.4339	0.2692	0.1833
October 1, 2016	4.8486	4.1465	3.2665	2.5831	2.0493	1.8543	1.3015	0.8390	0.7126	0.5529	0.2660	0.1519	0.1013
October 1, 2017	4.8486	4.0720	3.1363	2.4106	1.8426	1.6342	1.0409	0.5463	0.4172	0.2672	0.0800	0.0421	0.0301
April 5, 2018	4.8486	4.0576	3.0908	2.3460	1.7663	1.5539	0.9439	0.4011	0.2403	0.0000	0.0000	0.0000	0.0000
October 1, 2018	4.8486	4.0502	3.0412	2.2734	1.6861	1.4744	0.8786	0.3679	0.2198	0.0000	0.0000	0.0000	0.0000
October 1, 2019	4.8486	4.0429	2.8783	2.0135	1.3866	1.1730	0.6265	0.2390	0.1406	0.0000	0.0000	0.0000	0.0000
October 5, 2020	4.8486	4.3284	2.8133	1.5312	0.4323	0.0009	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case if the stock price is:

•     between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the next higher and next lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•     in excess of $160.00 per share (subject to adjustment), no additional shares will be added to the conversion rate; and

•     less than $53.47 per share (subject to adjustment), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate exceed 18.7020 shares per $1,000 principal amount of Notes, though such number of shares will be adjusted for the same events for which the conversion rate is adjusted as described under “Description of the Notes—Conversion of Notes—Conversion Rate Adjustments” in the Preliminary Offering Memorandum.

Trade Date:	October 30, 2014

Settlement Date:	November 5, 2014

CUSIP/ISIN:	298736 AG4/ US298736AG45

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Co-Managers:	BMO Capital Markets Corp.

U.S. Bancorp Investments, Inc.

This communication is intended for the sole use of the person to whom it is provided by the sender. This material is confidential, is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of the Notes or the Offering.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy the Notes nor shall there be any sale of the Notes in any state in which such solicitation or sale would be unlawful prior to registration or qualification of the Notes under the laws of any such state.

Neither the Notes nor any shares of the Issuer’s common stock issuable upon conversion of the Notes have been, or will be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and neither may be offered or sold within the United States or to, or for the account or benefit

Sch B - 3

of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act or any other applicable securities laws. Accordingly, the Notes are being offered and sold only to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act). The Notes and any shares of the Issuer’s common stock issuable upon conversion of the Notes are not transferable except in accordance with the restrictions described under “Notice to Investors” and “Transfer Restrictions” in the Preliminary Offering Memorandum.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Sch B - 4

SCHEDULE C

Issuer Written Information

Final Term Sheet in the form set forth on Schedule B

General Solicitations

Launch Press Release dated October 30, 2014

Pricing Press Release dated October 30, 2014

Sch C - 1

SCHEDULE D

Subsidiaries of the Company

Subsidiary	Jurisdiction
“Euronet Ukraine” Limited Liability Company	Ukraine

121 Payments Limited	United Kingdom

ATX Middle East FZC	United Arab Emirates

ATX Software Ltd	United Kingdom

cadooz GmbH	Germany

cadooz rewards GmbH	Germany

Cashlink Bangladesh Ltd.	Bangladesh

Continental Exchange Solutions, Inc.	Delaware

Continental Payment Solutions, Inc.	California

Currency Online Limited	New Zealand

Currency Online Limited	United Kingdom

Delta Euronet GmbH	Germany

DFX Limited	New Zealand

EFT Americas, Inc.	Delaware

EFT Services Holding B.V.	Netherlands

EFT-Usluge d.o.o.	Croatia

EIM (FX) Limited	United Kingdom

Electronic Transactions Network Ltd.	Bangladesh

epay (Shanghai) Technology Development Co., Ltd. d.b.a. epay China	China

epay Australia Holdings Pty Ltd	Australia

epay Australia Pty Ltd	Australia

epay Digital Middle East FZ-LLC	United Arab Emirates

epay Digital SAS	France

e-pay Holdings Ltd	United Kingdom

epay Ltd	United Kingdom

epay New Zealand Limited	New Zealand

Euronet (London) UK Holdings Limited	United Kingdom

Euronet 360 Finance Limited	United Kingdom

Euronet Asia Holdings Limited	Hong Kong

Euronet Banktechnikai Szolgaltato Kft.	Hungary

Euronet Bulgaria EOOD	Bulgaria

Euronet Business Holdings, S.L.U.	Spain

Euronet Card Services S.A.	Greece

Euronet Elektronik İşlem Hizmetleri Limited Şirketi	Turkey

Euronet ETT (China) Co. Ltd.	China

D-1

Subsidiary	Jurisdiction
Euronet Middle East W.L.L.	Bahrain

Euronet Middle East, Africa & Pakistan LLC	Egypt

Euronet Movilcarga S.L.	Spain

Euronet Pakistan (Pvt.) Limited	Pakistan

Euronet Pakistan Holdings Inc.	Delaware

Euronet Pay & Transaction Services S.R.L.	Italy

Euronet Payment Services Ltd	United Kingdom

Euronet Polska Spółka z o.o.	Poland

Euronet Prepaid Hellas Ltd.	Greece

Euronet Services d.o.o.	Serbia

Euronet Services India Pvt. Ltd.	India

Euronet Services Kft.	Hungary

Euronet Services Malaysia Sdn. Bhd.	Malaysia

Euronet Services O.O.O.	Russia

Euronet Services S.R.L.	Romania

Euronet Services Schweiz GmbH	Switzerland

Euronet Services Slovakia, spol. s r.o.	Slovak Republic

Euronet Services, Spol. s r.o.	Czech Republic

Euronet Software UK Ltd	United Kingdom

Euronet Telerecarga, S.L.U.	Spain

Euronet USA, LLC	Arkansas

EWI Foreign Holdings Limited	Cyprus

Gescoro Inc.	Canada

HiFM Limited	United Kingdom

HiFX Australia Pty Ltd	Australia

HiFX Developments Limited	United Kingdom

HiFX Europe Ltd	United Kingdom

HiFX Foreign Exchange Limited	United Kingdom

HiFX Insurance Services Limited	United Kingdom

HiFX Limited	New Zealand

HiFX Mortgage Services Limited	United Kingdom

HiFX Products Limited	United Kingdom

HiFX, Inc.	Delaware

Jiayintong (Beijing) Technology Development Co. Ltd. d.b.a. Euronet China	China

Omega Logic Ltd	United Kingdom

PaySpot, Inc.	Delaware

PFX Pty Ltd	Australia

PT G4S Euronet Nusantara	Indonesia

D-2

Subsidiary	Jurisdiction
Pure Commerce (S) Pte. Ltd.	Singapore

Pure Commerce Japan Pty Ltd	Australia

Pure Commerce Korea YH	Korea

Pure Commerce Pty Limited	Australia

Pure Commerce Shared Service Pte. Ltd.	Singapore

Pure Processing Pte. Ltd.	Singapore

Pure-Commerce Ltd	Isle of Man

Ria Chile Servicios Financieros SpA	Chile

RIA de Centroamérica, S.A. de C.V.	El Salvador

RIA de la Hispaniola, C.porA	Dominican Republic

RIA Deutschland GmbH	Germany

RIA Envia Financial Services Belgium SPRL	Belgium

RIA Envia Financial Services GmbH	Germany

RIA Envia, Inc.	Delaware

RIA Financial Services AG	Switzerland

RIA Financial Services Australia Pty. Ltd.	Australia

RIA Financial Services Ireland Limited	Ireland

RIA Financial Services Ltd	United Kingdom

RIA Financial Services Netherlands B.V.	Netherlands

RIA Financial Services New Zealand Limited	New Zealand

RIA Financial Services Norway AS	Norway

RIA Financial Services Puerto Rico, Inc.	Puerto Rico

RIA Financial Services Sweden AB	Sweden

RIA Financial Services, Denmark ApS	Denmark

RIA France SAS	France

RIA Italia S.R.L.	Italy

RIA Money Transfer Services Pvt. Ltd.	India

Ria Money Transfer, S.A. de C.V.	Mexico

RIA Netherlands Holding B.V.	Netherlands

RIA Payment Institution EP, S.A.U.	Spain

RIA Spain Holdings S.L.U.	Spain

RIA Telecommunications of Canada Inc.	Canada

RIA Telecommunications of New York, Inc.	New York

Smart PayNetWork SA	Romania

TBK (FM) Limited	United Kingdom

Telecom Net S.A. Logistica Digital	Brazil

Telecomnet LLC	Delaware

transact Elektronische Zahlungssysteme GmbH	Germany

Universal Solution Providers FZ-LLC	United Arab Emirates

D-3